Exhibit 4(f)

CEL-SCI CORPORATION

2014 INCENTIVE STOCK BONUS PLAN
1. Purpose

Effective as of the Effective Date (as defined below), CEL-SCI Corporation, (the “Company”) hereby establishes the 2014 Incentive Stock Bonus Plan (the “Plan”). The Plan enables executive officers and other employees, who contribute significantly to the success of the Company, to participate in its future prosperity and growth and aligns their interests with those of the shareholders.  The purpose of the Plan is to provide long term incentive for outstanding service to the Company and its shareholders and to assist in recruiting and retaining people of outstanding ability and initiative in executive and management positions.

2. Administration

With respect to awards, the Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”).

The Committee shall have complete authority (except as otherwise provided herein) to interpret all provisions of the Plan and any award to determine the terms of awards consistent with the provisions of the Plan, to prescribe the form of instruments evidencing awards, to adopt, amend and rescind general and special rules and regulations for its administration, and to make all other determinations necessary or advisable for its administration of the Plan.  Their determinations shall be final and conclusive.  They may act by resolution or in any other manner permitted by law.

Each person who is or shall have been a member of the Committee or the Board, shall be indemnified and held harmless by the Company against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken in good faith under the Plan and against and from any and all amounts paid by such person in settlement thereof with the Company’s approval or paid in satisfaction of any judgment in any such action suit or proceeding; provided that such person shall give the Company notice of such action, suit or proceeding and give the Company an opportunity, at its expense, to undertake the defense of any such action, suit or proceeding.

3. Shares Available

The aggregate of the number of shares of common stock of the Company (“Shares”) delivered by the Company in payment of awards to employees under the Plan shall not exceed fifteen (15) million subject to adjustment as provided herein.  To the extent that any award under the Plan is forfeited the shares subject to such awards (a) not delivered to the grantee, or (b) redelivered to the Company, as a result thereof, shall again be available for awards under the Plan.  Shares tendered or withheld to pay tax withholding of any award hereunder will count against the foregoing limitations and not be added back to the shares available under the Plan.  Shares available for awards may consist, in whole or in part, of authorized and unissued shares or treasury shares.

Awards may be made under the Plan at any time after (or subject to) approval of the Plan by shareholders at the 2014 Annual Meeting until the termination of the Plan in accordance with the terms hereof.  Awards under the Plan shall be evidenced by a written agreement, contract or other instrument or document, including an electronic communication, as may from time to time be designated by the Committee (an “Award Agreement”).

Awards made under the Plan may only be restricted shares,  the vesting of which must be subject to such significant performance criteria as shall be determined by the Committee (the “Performance Criteria “) together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided, however, the limitations on vesting set forth in this sentence  need not apply in the event of a “Change in Control” of the Company (as defined, herein ) if the Committee in its discretion determines to include such provision in the Award Agreement.  The achievement of the Performance Criteria may not extend past a date which is more than 10 years after the date of the grant of the award Performance Criteria will be based on one or more of the following applied to the Company, (if applicable, such criteria shall be determined in accordance with United States generally accepted accounting principles (GAAP”) or based upon the Company’s GAAP financial statements): (i) implementation or completion of critical projects or processes; (ii) market price of the Company’s securities; (iii) control of expenses; and (iv) any combination of any of the foregoing.

4. Eligibility for Awards

Any salaried employee (including officers) of the Company who is deemed by the Committee to be a significant employee in regard to the future growth of the Company may be granted an award.  The Committee (i) will designate the persons to whom grants are to be made and (ii) will specify the number of restricted shares subject to each grant.

5. Vesting upon a Change in Control

The Committee may provide in an Award Agreement that upon the occurrence of a Level One Change in Control, all outstanding restricted stock which is the subject of such Award Agreement shall vest and all restrictions pertaining thereto shall lapse and have no further force and effect, including the failure to meet the Performance Criteria set forth in the Award Agreement.

The Committee may provide in an Award Agreement that upon the occurrence of a Level Two Change in Control, if during the period commencing on the date that is 12 months prior to the occurrence of the Level Two Change in Control and ending on the date that is 48 months following the Level Two Change in Control, the participant’s employment with the Company is terminated, other than for Cause, or the participant terminates his employment on account of Good Reason, all outstanding  restricted stock which is the subject of such Award Agreement shall vest and all restrictions pertaining to such awards shall lapse and have no further force and effect Including the failure to meet the Performance Criteria set forth in the Award Agreement.

For purposes of the 2014 Plan:

(i)
a Level One Change in Control shall occur upon (a) acquisition by any individual, entity or group of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended)  of 50% or more of the Company’s either (1) the then outstanding shares of common stock of the Company or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote in the election of directors or (b) a majority of the Board consisting of persons who were not nominated or appointed in the first instance by the Board.

(ii)
a Level Two Change in Control shall occur upon acquisition by any individual, entity or group of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 20% or more of the Company’s either (1) the then outstanding shares of common stock of the Company or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote in the election of directors.

(iii)
Cause shall mean “cause” as defined in the participant’s award agreement or written employment agreement with the Company, or if not defined in any such agreement, “cause” shall mean  (a) conviction of, or pleas of nolo contendere by the participant for a felony or dishonesty while performing his employment duties, (b) a participant’s violation of any non-competition, non-solicitation, confidentiality or other restrictive covenant agreement applicable to the participant or (c) the participant’s continued failure to materially carry out his duties as an employee which failure has not been cured within 30 days after the participant receives written notice of such failure.

(iv)
Good Reason shall mean (a) a reduction in compensation (including benefits) or (b) the participant being assigned any duties which are materially inconsistent with the duties of the participant immediately prior to the occurrence of the Level Two Change in Control or (c) the office at which the participant performs his duties is more than 10 miles from the office at which the participant performed his duties immediately prior to the occurrence of the Level Two Change in Control.

5. Transfers

Except as otherwise provided by the Committee, awards under the Plan are not transferable other than by will or the laws of descent and distribution.  A transferred award will be subject to forfeiture by the transferee to the extent that award would be subject to forfeiture by the grantee had the award not been transferred.

6. Adjustments

Notwithstanding anything to the contrary that may be contained herein, in the event of a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering or similar event affecting shares of the Company the following shall be equitably adjusted: (i) the number and class of shares (a) reserved under the Plan and (b) for which awards may be granted to an individual, and (ii) the appropriate fair market value and other price determinations for such awards.  All such determinations shall be made by the Committee.

7. Qualified Performance-Based Awards

The provisions of the Plan are intended to ensure that all restricted shares granted hereunder to any individual who is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Internal Revenue Code) qualify for the Section 162(m) exception (the “Section 162(m) Exception”) for performance-based compensation (a “Qualified Performance-Based Award”), and all of the awards specified in this Section 7 and the Plan shall be interpreted and operated consistent with that intention.

Qualified Performance-Based Awards may not be amended, nor may the Committee exercise discretionary authority in any manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exception.

8. Forfeiture; Non-Competition Agreements.

Notwithstanding any other provision of the Plan, except as otherwise provided in an award agreement, if the Committee finds by a majority vote that: (i) the grantee, before or after termination of his or her employment with the Company  committed fraud, embezzlement, theft, a felony, or proven dishonesty in the course of his or her employment with the Company or (ii) disclosed trade secrets or other non-public proprietary information of the Company, then any outstanding awards which have not vested, will be forfeited. The decision of the Committee as to the nature of a grantee’s conduct for purposes of this Section 8 shall be final.

9. General Provisions

It shall be a condition to the obligation of the Company to deliver Shares that the participant pay the Company such amount as it may request for the purpose of satisfying any such tax liability.  Any award under the Plan may provide that the participant may elect, in accordance with any Committee regulations, to pay the amount of such withholding taxes in Shares, valued for purposes thereof at the closing price per share on the primary market on which the shares are then traded on the day prior to the event which causes the tax liability to be incurred.

No person, estate or other entity shall have any of the rights of a shareholder with reference to shares subject to an award until a certificate or certificates for the shares have been delivered to that person, estate or other entity.  The Plan shall not confer upon any employee any right to continue in that capacity.

The Plan and all determinations made and actions taken pursuant hereto, to the extent not governed by the laws of the United States, shall be governed by the laws of Colorado.

10. Amendment and Termination

The Board of Directors of the Company may alter, amend or terminate the Plan from time to time, except that the Plan may not be materially amended without shareholder approval if shareholder approval is required by law, regulation or an applicable stock exchange rule.  Notwithstanding the previous sentence, the Plan may not be amended without shareholder approval to increase the aggregate number of shares which may be issued under the Plan.

11. Effective and Termination Dates

The Plan will become effective if and when approved by shareholders at the 2014 Annual Meeting of Shareholders (the date of such approval the “Effective Date”).  Any employee who receives an award under the Plan will thereafter not be eligible to receive an award under any other previously approved Company stock plan until July 31, 2017.

No awards shall be granted under the Plan after the date that is ten years after the Effective Date.  Awards granted before that date shall remain valid thereafter in accordance with their terms.